EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 150 to Registration Statement No. 02-90946 on Form N-1A of our report dated December 15, 2008 relating specifically to the financial statements and financial highlights of Eaton Vance Cash Management Fund, a series of Eaton Vance Mutual Funds Trust, appearing in the Annual Report on Form N-CSR of Eaton Vance Mutual Funds Trust for the year ended October 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts December 4, 2009